Exhibit 99.1

PRESS RELEASE

Contact Information

Raining Data Corporation

25A Technology Drive

Irvine, CA 92618

Thomas G. Lim, Chief Financial Officer

Phone: (949) 442-4400
Fax:     (949) 250-8187

thomas.lim@rainingdata.com

RAINING DATA CORPORATION ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR END
MARCH 31, 2006 RESULTS
AND RECEIPT OF A NASDAQ STOCK MARKET
STAFF DETERMINATION LETTER

IRVINE, CA. — July 24, 2006

Raining Data Corporation (Nasdaq: RDTA) today announced financial results for the fourth quarter and full fiscal year ended March 31, 2006.  Revenue for the fourth quarter was $5.1 million and for the fiscal year was $20.3 million, as compared to $5.5 million and $21.5 million for the same periods in the prior fiscal year.  Loss per share was $0.08 for the year ended March 31, 2006 as compared to a loss per share of $0.05 in the prior fiscal year.

For the quarter ended March 31, 2006, net loss was $0.3 million compared to net income of $0.3 million for the same period in the prior fiscal year, as restated.  Net loss for the year ended March 31, 2006 was $1.6 million compared to a net loss of $1.0 million in the prior fiscal year, as restated.

Cash balance was $10.8 million at March 31, 2006 compared to $10.6 million at March 31, 2005.  Cash balance increased during the fourth quarter by $1.1 million from $9.7 million at December 31, 2005.  Working capital was $5.0 million at March 31, 2006, up $0.3 million from $4.7 million at March 31, 2005.  The Company computes working capital as total current assets less current liabilities.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the quarter and fiscal year ended March 31, 2006 was breakeven and negative $0.2 million, or 0% and 1% of revenue, respectively, as compared to $0.7 million and $2.3 million, or 12% and 11% of revenue, respectively, for the same periods in the prior year.  The reduction in EBITDA was primarily due to increased research and development expenditures and lower revenues.  The Company computes EBITDA, as reflected in the table appearing at the end of this press release, by adding depreciation, amortization, non-cash stock-based compensation expense, interest expense, other (income) expense and income taxes to its GAAP reported net income (loss).

The filing of the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2006 was delayed to permit the Company to restate its consolidated financial statements for the years ended March 31, 2004 and 2005.  The restatement adjustments relate to an error in adopting SFAS No. 142, “Goodwill and Other Intangible Assets,” in 2003, and an error in accounting for foreign net operating loss carryforwards acquired in a business combination.  For a more complete description of the current restatement and the impact on specific periods, refer to Note 1 — Restatement in the Notes to Consolidated Financial Statements contained in the Form 10-KSB for the year ended March 31, 2006.

As a result of the delay in the filing of such Form 10-KSB, the Company received a Nasdaq Stock Market (“Nasdaq”) Staff Determination letter on July 18, 2006 indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14).  Nasdaq Marketplace Rule 4310(c)(14) requires the Company to file with Nasdaq copies of all reports filed or required to be filed with the U.S. Securities and Exchange Commission (the “SEC”).  The Nasdaq Staff Determination letter stated that as a result of the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(14), the Company’s securities will be delisted from Nasdaq at the opening of business on July 27, 2006, unless the Company requests a hearing in accordance with Nasdaq Marketplace Rules.  As a result of the filing of such Form 10-KSB with the SEC on the date hereof, the Company expects that Nasdaq will terminate any further delisting proceedings with respect to this matter.  In the event such proceedings are not terminated, the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq’s Staff determination which will stay the delisting until the Nasdaq Listing Qualifications Panel has reached a decision.  There can be no assurance that the Nasdaq Listing Qualifications Panel would grant the Company’s request for continued listing.

About Raining Data

Raining Data Corporation (Nasdaq: RDTA), headquartered in Irvine, California, offers enterprise-grade XML database management and information aggregation software solutions and has been providing reliable data management and rapid application deployment solutions for ISVs and developers of database applications for more than three decades. Raining Data’s flagship products include: 1) The High-performance TigerLogic® XML Data Management Server (XDMS), which provides flexible, scalable and extensible XML data storage as well as query and retrieval of critical business data across a variety of structured and unstructured information sources, delivering mid-tier scalability and transactional integrity across heterogeneous enterprise databases as well as dynamic extensibility and ease of use, mostly found in repositories and file systems; 2) Powerful Pick® Universal Data Model (Pick UDM) based database management systems and components, including D3®, mvEnterprise® and mvBase® that are the choice of more than a thousand application developers worldwide and .NET Integration components including the Pick Data Provider for .NET and the Pick Reporting Services Connector; and 3) Omnis Studio®, a powerful, cross-platform, object-oriented RAD tool for developing sophisticated thick-client, Web-client or ultra thin-client database applications.

Raining Data’s installed customer base includes more than 500,000 active users representing over 20,000 customer sites worldwide, with a significant base of diverse vertical applications.   With more than 160 employees and contractors in five countries, Raining Data offers 24x7 customer support and maintains a strong international presence. More information about Raining Data Corporation and its products can be found at www.rainingdata.com.

###

Except for the historical statements contained herein, the foregoing release may contain forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the success of the Company’s research and development efforts to develop new products and to penetrate new markets, the market acceptance of the Company’s new products and updates, technical risks related to such products and updates, the Company’s ability to maintain market share for its existing products, the availability of adequate liquidity and other risks and uncertainties.  Please consult the various reports and documents filed by Raining Data Corporation with the U.S. Securities and Exchange Commission, including but not limited to the Company’s most recent reports on Form 10-KSB and Form 10-QSB for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and the Company disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The Company’s results for the quarter and fiscal year ended March 31, 2006 are not necessarily indicative of the Company’s operating results for any future periods.

Raining Data, Pick, mvDesigner, D3, mvEnterprise, mvBase, Omnis, Omnis Studio and TigerLogic are trademarks of Raining Data Corporation. All other trademarks and registered trademarks are properties of their respective owners.

RAINING DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2006	March 31, 2005 (As Restated)
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$10,789	$10,625
Trade accounts receivable, less allowance for doubtful accounts of $182 in 2006 and $175 in 2005	2,019	2,009
Other current assets	355	403
Total current assets	13,163	13,037

Property, furniture and equipment-net	1,055	871

Goodwill	26,845	26,921
Other assets	96	218
Total assets	$41,159	$41,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$399	$542
Accrued liabilities	2,885	2,548
Deferred revenue	4,886	5,258
Total current liabilities	8,170	8,348

Long-term debt, net of discount	22,893	21,692
Total liabilities	31,063	30,040

Commitments and contingencies

Stockholders’ equity
Series A convertible preferred stock: $1.00 par value; 5,000,000 and 300,000 shares authorized, 0 and 300,000 issued and outstanding at March 31, 2006 and 2005, respectively	—	300
Common stock: $0.10 par value; 100,000,000 and 60,000,000 shares authorized; 20,644,576 and 19,747,798 issued and outstanding as of March 31, 2006 and 2005, respectively	2,064	1,975
Additional paid-in capital	99,341	98,267
Deferred stock-based compensation	—	(10)
Accumulated other comprehensive income	1,234	1,394
Accumulated deficit	(92,543)	(90,919)
Total stockholders’ equity	10,096	11,007
Total liabilities and stockholders’ equity	$41,159	$41,047

RAINING DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended March 31,		For the years ended March 31,
	2006	2005 (As Restated)	2006	2005 (As Restated)
Net revenues
Licenses	$2,133	$2,455	$8,404	$9,362
Services	2,960	3,039	11,890	12,121
Total net revenues	5,093	5,494	20,294	21,483

Operating Expenses
Cost of license revenues	33	77	207	318
Cost of service revenues	529	621	2,274	2,333
Selling and marketing	1,296	1,294	5,219	5,582
Research and development	2,576	2,003	9,628	7,506
General and administrative	750	889	3,477	3,739
Stock-based compensation	—	8	10	66
Amortization of intangibles	—	—	—	1,733
Total operating expenses	5,184	4,892	20,815	21,277

Operating income (loss)	(91)	602	(521)	206

Other income (expense)
Interest expense-net	(224)	(255)	(952)	(1,155)
Other income (expnese)-net	4	(33)	(75)	28

Income (loss) before taxes	(311)	314	(1,548)	(921)

Provision for income taxes	15	25	76	73

Net income (loss)	$(326)	$289	$(1,624)	$(994)

Basic and diluted net earnings (loss) per share	$(0.02)	$0.01	$(0.08)	$(0.05)

Weighted average number of common shares outstanding	20,623	19,672	20,203	18,803

RAINING DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31,

	2006	2005 (As Restated)
	(In thousands)

Cash flows from operating activities:
Net loss	$(1,624)	$(994)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	276	2,021
Note payable discount amortization	83	89
Deferred income taxes	76	73
Stock-based compensation	10	66
Change in assets and liabilities:
Trade accounts receivable	(110)	(38)
Other current and non-current assets	133	(101)
Accounts payable	(134)	188
Accrued liabilities	1,482	1,156
Deferred revenue	(355)	352
Net cash provided by (used in) operating activities	(163)	2,812

Cash flows from investing activities - purchase of property, furniture and equipment	(483)	(262)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	730	91
Proceeds from issuance of common stock	133	187
Repayment of debt	—	(38)
Net cash provided by financing activities	863	240

Effect of exchange rate changes on cash	(53)	52

Net increase in cash and cash equivalents	164	2,842

Cash and cash equivalents at beginning of period	10,625	7,783
Cash and cash equivalents at end of period	$10,789	$10,625

RAINING DATA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO NET INCOME (LOSS)
(In thousands)

	For the three months ended March 31,		For the year ended March 31,
	2006	2005 (As Restated)	2006	2005 (As Restated)
Reported net income (loss)	$(326)	$289	$(1,624)	$(994)
Depreciation and amortization	69	73	276	2,021
Stock-based compensation	—	8	10	66
Interest expense-net	224	255	952	1,155
Other (income) expense-net	(4)	33	75	(28)
Benefit from income taxes	15	25	76	73
EBITDA	$(22)	$683	$(235)	$2,293

EBITDA does not represent funds available for management’s discretionary use and is not intended to represent cash flow from operations. EBITDA should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.

However, EBITDA is used by management to evaluate, assess and benchmark the Company’s operational results and the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company’s ability to meet future debt service, capital expenditure and working capital requirements.

The Company’s EBITDA financial information is also comparable to cash provided by (used in) operating activities.  The table below reconciles EBITDA to the GAAP disclosure of net cash provided by (used in) operating activities:

RAINING DATA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(In thousands)

	For the year ended March 31,
	2006	2005

Net cash provided by (used in) operating activities	$(163)	$2,812

Interest expense-net	952	1,155
Other income-net	75	(28)
Change in accounts receivable	110	38
Change in other assets	(133)	101
Change in accounts payable	134	(188)
Change in accrued liabilities	(1,482)	(1,156)
Change in deferred revenue	355	(352)
Note payable discount amortization	(83)	(89)
EBITDA	$(235)	$2,293